As filed with the Securities and Exchange Commission on April 13, 2010.

Registration No. 333-131015

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-3
ON FORM S-1/A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ORAGENICS, INC.
(Name of small business issuer in its charter)

Florida	2836	59-3410522
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

13700 Progress Boulevard Alachua, Florida 32615 Tel: (386) 418-4018	David B. Hirsch President and Chief Executive Officer. 13700 Progress Boulevard Alachua, Florida 32615 (386) 418-4018

(Address and telephone of registrant’s executive office)	(Name, address and telephone number of agent for service)

Copies of all communications and notices to:

Mark A. Catchur, Esq.
Shumaker, Loop & Kendrick, LLP
101 E. Kennedy Boulevard
Suite 2800
Tampa, Florida 33602
Tel: (813) 229-7600
Fax: (813) 229-1660

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box. ☐

If this Form is filed to register additional securities for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed under Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed under Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer (Do not check if a smaller reporting company)	☒ Smaller reporting company

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (File No. 333-131015) of Oragenics, Inc. (the "Company"), which was originally filed with the Securities and Exchange Commission (the “Commission”) on January 13, 2006 (the "Registration Statement").

The Company's obligation to file and maintain the Registration Statement initially arose pursuant to a private placement of common stock and registration rights agreement dated November 20, 2005 by and between the Company and certain accredited investors.  The Company also included in the original Registration Statement the shares of other selling shareholders pursuant to piggyback registration rights.

Because the unsold shares held by selling shareholders are able to be resold pursuant to Rule 144 of the Securities Act of 1933 (the “Securities Act”), the Company is no longer obligated to maintain the effectiveness of this Registration Statement and it is no longer necessary to maintain the Registration Statement.  The Company therefore desires that the Registration Statement be amended to remove all shares, previously registered thereby, that have not been sold pursuant to the Registration Statement.  Of the 7,205,500 shares originally registered, 1,663,658 were sold pursuant to the prospectus included in the Registration Statement and an aggregate of 5,541,842 have not been sold in reliance upon the Registration Statement and are the subject of this deregistration request.

As a result of the foregoing, and pursuant to the Company's undertaking in Item 17 of Part II of this Registration Statement, the Company requests and hereby applies for an order from the staff of the Commission granting the deregistration with respect to the unsold portion of securities registered in the Registration Statement in accordance with the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alachua, Florida, on April 9, 2010.

Oragenics, Inc.

By:	/s/David B. Hirsch
Name:	David B. Hirsch
Title:	President and Chief Executive Officer,
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David B. Hirsch	President, Chief Executive Officer and Director	April 9, 2010
David B. Hirsch

/s/ Brian Bohunicky	Chief Financial Officer and Principal Accounting Officer	April 9, 2010
Brian Bohunicky

/s/ Jeffrey D. Hillman	Chief Scientific Officer and Director	April 9, 2010
Jeffrey D. Hillman

/s/ Christine L. Koski	Chairman of the Board and Director	April 9, 2010
Christine L. Koski

/s/ Robert C. Koski	Director	April 9, 2010
Robert C. Koski